Exhibit 99.1

American Education Center	American Education Center Inc. 2 Wall Street, 8thFl. New York, NY 10005 Tel: 646-780-8118

PRESS RELEASE

FOR RELEASE August 3, 2017

American Education Center, Inc. Appoints Wei, Wei & Co. LLP As the Company's Independent Auditor

NEW YORK, August 3, 2017 -- On August 1, 2017, the Board of Director (the “Board”) of American Education Center Inc., a Nevada corporation (the “Company”) approved to appoint Wei, Wei & Co. LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2017, and effective immediately. On August 1, 2017, the Board approved the dismissal of Marcum Bernstein & Pinchuk LLP as the independent auditors for the Company.

The president of AEC, Max Chen, said, "We are pleased to announce the appointment of Wei, Wei & Co. LLP as the Company’s independent auditor for the fiscal year ending December 31, 2017. I would like to thank Marcum Bernstein & Pinchuk LLP for their service. We look forward to working with Wei, Wei & Co. LLP.”

For more information regarding this appointment, please refer to the Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 3, 2017.

About American Education Center, Inc. (OTCQB: AMCT)

AEC's rapidly growing business provides one-stop comprehensive consulting services for international students, educators, institutions and enterprise executives. The Company's services include both international education exchange, by providing educational and career enrichment opportunities for students, teachers, and educational institutions between China and the United States, and executive training services in the food industry. The Company currently provides admission, training and other consulting services to Chinese students wishing to study in the United States. The Company also provides exchange and placement services for qualified United States educators to teach in China. In addition, the Company provides customized training programs and consulting services for executives of enterprise clients in China.

American Education Center	American Education Center Inc. 2 Wall Street, 8thFl. New York, NY 10005 Tel: 646-780-8118

Contact:

Nancy Qin

(212) 825-0437

f.qin@aec100.com

American Education Center, Inc.

2 Wall Street

Floor 8

New York, NY 10005

http://americaneducationcenter.org/

Disclaimer: This press release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. American Education Center, Inc. does not make any representation or warranty, express or implied, as to the accuracy, completeness or updated status of such statements. Therefore, in no case whatsoever will AEC and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or for any related damages.